Exhibit 6.13

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is entered into and effective as of the date of the company’s listing on the Euronext Growth Market (the “Effective Date”), by and between T Stamp Inc. (the “Company”), and Gareth N. Genner (“Executive”) (each a “Party” and collectively the “Parties”).

WHEREAS, Executive has been employed by the Company (and its successor entity) since January 1, 2016;

WHEREAS, the Parties wish to restate the terms and conditions of the Parties’ continued employment relationship;

WHEREAS, Executive acknowledges and agrees that Executive would not be entitled to receive the benefits set forth in this Agreement except for Executive’s execution of this Agreement and his fulfillment of the promises contained herein, including, without limitation, those set forth in Section 5;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereto, each intending to be legally bound hereby, acknowledge and agree as follows:

1.             Employment and Duties. Subject to the terms and conditions contained herein, the Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company.

A.             Position and Duties. During the Term, Executive shall serve as Chief Executive Officer of the Company and shall report to the Board of Directors. Executive will have such duties, functions, responsibilities and authority as are customarily associated with the position in which Executive serves, and shall also perform such other and related duties as may be assigned to Executive by the Company from time to time. The principal place of Executive’s employment shall be Sliema Malta, but the Parties may agree by mutual consent to a relocation of Executive’s principal place of employment; further, during the Term, Executive will be required to travel on Company business domestically and abroad.

B.              Exclusivity. During the Term, unless otherwise authorized by the Company, Executive shall devote Executive’s full business time and energy to the business and affairs of the Company and use Executive’s reasonable best efforts, skills and abilities to promote the interests of the Company and perform Executive’s duties and responsibilities hereunder. Executive represents and warrants that Executive is under no fiduciary, contractual or other legal obligation to another company, venture, business or employer that would prevent Executive from being employed by the Company as set forth herein. This provision shall not be construed to prevent Executive from (i) receiving compensation from engagements with the Company’s affiliated entities, including its subsidiaries (“Affiliates”), (ii) engaging in community, charitable, and educational activities, (iii) managing Executive’s personal investments, and (iv) with the prior written consent of the Company, which shall not be unreasonably withheld, serving on corporate boards or committees, and provided that all such activities in clauses (i) through (iv) above do not materially conflict or interfere with Executive’s performance of his duties and responsibilities hereunder.

2.             Term. The term of Executive’s employment under this Agreement shall be the period commencing on the Effective Date and continuing until the third (3rd) anniversary thereof, unless terminated earlier pursuant to Section 4 (such period, the “Initial Term”); provided that, on such third (3rd) anniversary of the Effective Date and each one (1)-year anniversary thereafter (such date and each one (1)-year anniversary thereof, a “Renewal Date”), the Agreement shall be automatically extended, upon the same terms and conditions, for successive periods of one (1) year, unless either Party provides written notice of such Party’s intention not to extend the term of the Agreement at least one hundred and eighty (180) days prior to the applicable Renewal Date. The Initial Term and any renewal of such term are referred to herein as the “Term,” as applicable. The last day of the Term shall be known as the “Termination Date.” Executive’s employment with the Company shall be on an “at-will” basis, nothing in this Agreement shall alter Executive’s at-will status with the Company, and either Party may terminate this Agreement subject to the terms and conditions set forth herein.

3.	Compensation and Benefits.

A.             Base Salary. During the Term, the Company shall pay Executive an annual base salary (“Base Salary”) of two hundred and forty two thousand dollars ($242,000) minus applicable withholdings, in accordance with the Company’s normal payroll practices. Executive’s Base Salary will be reviewed on an annual basis by the compensation committee of the Board, with any such salary increase to be effective on December 31st of the year in which the review occurs, and may be adjusted at the sole and absolute discretion of the Board.

B.              Benefits Plans. Subject to and in accordance with the terms and conditions of the Company’s applicable plan documents in force from time to time and applicable law, including any applicable waiting period thereunder, Executive will be eligible to participate in all employee benefit plans, programs and arrangements (including, without limitation, any plans, programs and arrangements providing for retirement benefits, profit sharing, disability benefits, paid time off, health and life insurance) that the Company, in its sole discretion, makes available to its similarly situated executives generally.

C.              Bonus. The Company shall pay Executive an annual bonus of not less than 50% nor more than 100% of Executive’s Base Salary (the “Bonus”) in accordance with and based on achievement of criteria established from year to year by the Board and communicated to Executive, provided that Executive is employed as of the date the Bonus is paid. The Bonus, if any, shall be paid to Executive on or before March 15 of the year following the year to which the Bonus relates. Executive shall have the option, before receiving any Bonus under this Section, to elect to receive the Bonus, if any, as a lump sum cash bonus or as an equivalent amount of stock of the Company, as determined by the Board. Cash payments under this Section shall be in the form of a lump sum payment net of all applicable withholdings, and in accordance with the Company’s normal payroll practices. Stock granted under this Section shall be subject to applicable withholding and the terms and conditions set forth in the agreements governing such grant.

D.              Additional Payment Within 30 days of receiving an election, Company shall pay Executive for prior unpaid salary in the Executive’s choice of Cash or Common Stock at the stock price applicable when the liability arose.

E.              Business Expenses. The Company shall reimburse Executive for (or, at the Company’s option, pay) all ordinary, necessary and reasonable business expenses actually incurred by Executive in performing Executive’s duties under this Agreement. All reimbursable expenses shall be appropriately documented by Executive upon submission of any request for reimbursement, and shall be reimbursed, in a manner consistent with the Company’s expense reporting policies and applicable federal and state tax recordkeeping requirements.

F.              Relocation Expenses. In the event that the Parties agree by mutual consent to a relocation of Executive’s principal place of employment outside of the United States, the Company shall reimburse Executive for (or, at the Company’s option, pay) reasonable relocation expenses for Executive and Executive’s family members, including transportation and housing costs. To the extent permitted by applicable law, any such relocation expenses under this Section 3.F shall be subject to applicable withholdings and grossed up to ensure zero out of pocket cost for the Executive.

G.             Withholdings and Taxes. All compensation payable to Executive is subject to withholding for all applicable federal, state and local income taxes, and all applicable employment, occupational, Social Security and other similar taxes, and any other amounts as required by law.

H.             Clawback. Notwithstanding any other provision in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

I.               No Other Compensation. Executive is entitled to the compensation explicitly set forth or referenced in this Agreement, and no other compensation of any type.

4.             Termination; Rights on Termination. Executive’s employment is at-will but the benefits, if any, Executive receives upon termination are dependent on the reason for termination and are described below in this Section 4. Upon termination of Executive’s employment for any reason, Executive agrees to resign, effective on the Termination Date, or shall be deemed to have resigned, from all positions that Executive holds as an officer or member of the Board (or a committee thereof), or any of the Company’s Affiliates; provided, however, that any such resignation shall not impact or otherwise diminish Executive’s rights to compensation upon termination as provided in this Section 4.

A.             Payment Through Termination. Upon termination of Executive’s employment for any reason, Executive (or Executive’s estate, in the case of a termination due to Executive’s death) shall be entitled to receive any accrued but unpaid Base Salary and all benefits and reimbursements due through the effective Termination Date (collectively, the “Accrued Amounts”). The Accrued Amounts will be paid in accordance with the Company’s standard payroll procedures, except that Executive’s rights under any employee benefit plan or program of the Company shall be governed by the terms of such plan or program and applicable law.

B.              Payment for Termination Upon Certain Conditions. In the event Executive’s employment is terminated by the Company, or Executive terminates employment, based on the triggers specifically provided for throughout this Section 4, and provided that Executive fully complies with Executive’s obligations under this Agreement and executes and returns to the Company, within twenty-one (21) days after the Termination Date (or such longer period as may be required by applicable law), a full and complete release of all claims against the Company, its Affiliates, and their respective employees, officers, and directors, in a form reasonably acceptable to the Company (the “Release”), and provided, further, that Executive does not revoke the Release, then the Company shall pay Executive, in addition to the Accrued Amounts, the following: (1) an amount equal to twenty four months of Executive’s then-current Base Salary; provided, however, that if Executive’s employment is terminated based on the triggers specifically provided for throughout this Section 4 within twelve (12) months following a Change in Control of the Company, such amount shall be increased to thirty six months of Executive’s then-current Base Salary; and (2) accelerated vesting of all outstanding equity awards previously granted to Executive, including any stock incentive awards. A “Change in Control” for this purpose means: (a) a sale of all or substantially all of the Company’s assets; or (b) any merger, consolidation or other business combination transaction of the Company with or into another corporation, trust, joint venture, association, company, natural person, firm, partnership or other entity (each, a “Person”), other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction; or (c) the direct or indirect acquisition (including by way of a tender or exchange offer) by any Person, or Persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company. Such amount (the “Separation Pay”) will be payable in accordance with the Company’s regular payroll practices, commencing on the sixtieth (60th) day after the Termination Date (but with the first payment being a lump sum payment covering all payment periods from the Termination Date through the date of such first payment), provided that the Release has become final and irrevocable. Executive’s rights under any employee benefit plan or program of the Company shall be governed by the terms of such plan or program and applicable law.

C.            Termination by the Company for Cause.

(1)       The Company may terminate the Term and Executive’s employment for Cause, and such termination for Cause shall be effective immediately upon provision of notice to Executive that Executive’s employment has been terminated for Cause. For purposes of this Agreement, “Cause” means:

(a)       Executive’s material breach of any material provision of this Agreement or any other agreement to which Executive and the Company and/or its Affiliates are parties, to the extent that such breach results in material injury to the Company and/or its Affiliates,

(b)       Executive’s willful failure to perform Executive’s duties under this Agreement, to the extent that such violation results in material injury to the Company and/or its Affiliates,

(c)       Executive’s willful failure to follow a lawful directive of the Board, provided the direction is not inconsistent with the duties or responsibilities of Executive and to the extent that such actions or omissions result in material injury to the Company and/or its Affiliates,

(d)       Executive’s material failure to comply with the Company’s written policies or rules, as they may be in effect from time to time,

(e)       Executive’s willful misconduct with respect to the business or affairs of the Company, to the extent that such conduct result in material injury to the Company and/or its Affiliates,

(f)       Executive’s dishonesty, fraud, or breach of fiduciary duty with respect to the business or affairs of the Company,

(g)       Executive’s conviction of, plea of no contest to, any felony, or commission of any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude,

provided,however, that no termination shall occur pursuant to clauses (a) through (e) herein unless the Company first gives Executive written notice of its intention to terminate and of the Cause for such termination, and Executive has not, within thirty (30) business days following receipt of such notice, remedied or cured such Cause. For purposes of this Agreement, no act or failure to act by Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith or without a reasonable belief that Executive’s action or omission was in the best interests of the Company or any of its Affiliates. Any act or failure to act based upon authority given pursuant to a resolution of the Board of Directors of the Company or any of its Affiliates or upon the instructions of the Board of Directors of the Company or any of its Affiliates or based upon the advice of counsel for the Company or any of its Affiliates shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company or any of its Affiliates. In no circumstances may evidence acquired after the notice of Cause is given to Executive be relied upon or used to support the termination of Executive’s employment for Cause. In addition, for the avoidance of doubt, poor performance by Executive, the Company or any of its Affiliates alone shall not be deemed to constitute Cause.

(2)       In the event Executive’s employment is terminated by the Company for Cause, no compensation or benefits shall be payable to Executive after the Termination Date, except for the Accrued Amounts or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

D.              Termination by the Company Without Cause. At any time during the Term, the Company may terminate the Term and Executive’s employment without Cause, upon provision of thirty (30) calendar days’ written notice to Executive or effective at such later date specified by the Company. In the event Executive’s employment is terminated without Cause, and provided that Executive fully complies with Executive’s obligations under this Agreement and executes the Release as required under Section 4.B, then Executive shall be paid compensation pursuant to Section 4.B.

E.              Termination by Executive for Good Reason. Executive may terminate the Term and his employment for Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, in each case without Executive’s consent: (1) a material reduction in Executive’s Base Salary, (2) a relocation of Executive’s principal place of employment to a location more than fifty (50) miles from the location(s) identified in Section 1.A (except for required travel on Company business to an extent substantially consistent with Executive’s business travel obligations), (3)  a material, adverse change in Executive’s authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); or (4) a material breach by the Company of this Agreement or any other written agreement between the Company and Executive. Notwithstanding the foregoing, an occurrence described above which otherwise may constitute Good Reason hereunder shall not constitute Good Reason if: (x) Executive fails to provide written notice to the Company of the occurrence alleged to constitute Good Reason hereunder within ninety (90) days after Executive reasonably determines in good faith that such occurrence has initially occurred, (y) the Company cures, corrects or otherwise remedies such occurrence within ten (10) business days after the Company’s receipt of Executive’s written notice hereunder, or (z) in the event the Company does not cure, correct or otherwise remedy such occurrence as provided above, Executive fails to resign within thirty (30) days after the end of such cure period. In the event Executive’s employment is terminated by Executive for Good Reason, and provided that Executive fully complies with his obligations under this Agreement and executes a general release of all claims as required under Section 4.B, then Executive shall be paid compensation pursuant to Section 4.B.

F.               Termination by Executive Without Good Reason. Executive may terminate the Term and Executive’s employment hereunder without Good Reason upon provision of thirty (30) days’ written notice to the Company, which notice period may be waived by the Company in its discretion, in which case such termination shall be effective immediately upon the Company’s receipt of notice thereof from Executive. In the event Executive terminates Executive’s employment without Good Reason under this Section, no compensation or benefits shall be payable to Executive after the Termination Date, except for the Accrued Amounts or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

G.             Termination Upon Death Or Disability. The Term and Executive’s employment with the Company will terminate immediately upon the death of Executive, and may be terminated by the Company upon the Disability of Executive. For purposes of this Agreement, the term “Disability” means the inability of Executive, with or without reasonable accommodation, to perform the essential functions of Executive’s duties and responsibilities under this Agreement for a period of more than ninety (90) consecutive days or one hundred and eighty (180) nonconsecutive days during any twelve (12) month period by reason of a mental or physical disability as determined by the Board in its reasonable discretion; provided, however, that any question as to the existence, extent or potentiality of Executive’s disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician mutually agreeable to Executive and the Company. In the event Executive’s employment is terminated due to Executive’s death or Disability, no compensation or benefits shall be payable to Executive after the Termination Date, except for the Accrued Amounts or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

H.             Termination Due to Expiration of the Term. In the event that either Party gives written notice of its intention not to renew this Agreement in accordance with Section 2, then the Term and Executive’s employment with the Company will terminate automatically upon the expiration of the Term. No compensation or benefits shall be payable to Executive after the Termination Date, except for the Accrued Amounts or as otherwise required under the terms of the Company’s employee benefit plans and programs or applicable law.

I.                COBRA Payments for Termination by the Company Without Cause Or by Executive for Good Reason. Provided Executive timely and properly elects continuation coverage under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), and provided that Executive fully complies with his obligations under this Agreement and executes a general release of all claims as required under Section 4.B, the Company shall reimburse Executive for the monthly COBRA premium paid by Executive for Executive and Executive’s dependents. Such reimbursement shall be paid to Executive by the last day of the month immediately following the month in which Executive timely remits premium payment. Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twenty fourth month anniversary of the termination (or the twenty fourth month anniversary of the termination in the case of a termination by the Company without Cause or by Executive for Good Reason within twelve (12) months following a Change in Control of the Company); (ii) the date Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Executive becomes eligible to receive substantially similar coverage from another employer.

J.              Right to Offset. In the event of any termination of Executive’s employment under this Agreement for any reason, the Company’s obligation to make any payments shall be subject to reasonable offset for any outstanding amounts that Executive owes to the Company, except to the extent such amounts constitute “deferred compensation” under Section 409A or such deductions are otherwise prohibited by applicable law. Nothing in this subsection shall limit the Company’s right to pursue means other than or in addition to deduction to recover the full amount of any outstanding obligations to the Company. All payments and benefits payable under this Agreement are gross payments subject to applicable taxes and withholdings.

5.	Covenants.

A.           Restrictive Covenants.

(1)	Executive Acknowledgements; Representations and Warranties.

(a)       Executive acknowledges and agrees that the restrictions contained in this Agreement, including, but not limited to, the restrictive covenants set forth in Sections 5.A.(2) through 5.A.(5) below, (i) are reasonable and necessary to protect the legitimate business interests of the Company, (ii) will not impair or infringe upon Executive’s right to work or earn a living when Executive’s employment with the Company ends for any reason, and

(i)       Executive will (A) serve the Company as a Key Employee; and/or (B) serve the Company as a Professional; and/or (C) customarily and regularly solicit Business Relations for the Company; and/or (D) customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be provided or performed by others in the Company; and/or (E) (x) have a primary duty of managing a department or subdivision of the Company, (y) customarily and regularly direct the work of two or more other employees, and (z) have the authority to hire or fire other employees; and/or

(ii)      Executive’s position is a position of trust and responsibility with access to (A) Confidential Information, (B) information concerning employees of the Company, and/or (C) information concerning Business Relations of the Company.

(b)       Executive represents and warrants that: (i) Executive is not subject to any legal or contractual duty or agreement that would prevent or prohibit Executive from performing Executive’s duties for the Company or complying with this Agreement, and (ii) Executive is not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.

(c)       Executive further acknowledges and agrees that during Executive’s employment with the Company and in connection with the performance of Executive’s duties for the Company, Executive shall not breach any legal or contractual duty or agreement Executive entered into with any former employer or third party.

(d)       Executive acknowledges and agrees that nothing in this Agreement shall alter Executive’s at-will status with the Company.

(e)       For purposes of this Agreement, “Key Employee” means that, by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to Business Relations during the course of Executive’s employment with the Company, Executive will gain a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson, or will gain a high level of influence or credibility with the Company’s Business Relations, or will be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company. Such term also means that Executive will possess selective or specialized skills, learning, or abilities or customer contacts or customer information by reason of having worked for the Company.

(f)       For purposes of this Agreement, “Professional” means an employee who has a primary duty of the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor. Such term shall not include employees performing technician work using knowledge acquired through on-the-job and classroom training, rather than by acquiring the knowledge through prolonged academic study, such as might be performed, without limitation, by a mechanic, a manual laborer, or a ministerial employee.

(2)       Non-Disclosure, Use and Return of Confidential Information.

(a)       Except as otherwise set forth in Section 6.A, Executive shall not, directly or indirectly, use, disclose, reverse engineer, divulge, sell, exchange, furnish, give away, transfer or otherwise reveal in any way, any Confidential Information to any person, natural or legal, except as required in the course of performing Executive’s duties under this Agreement or as authorized in writing by the Company. Executive’s obligations under this Agreement are in addition to, and not in lieu of, any other obligations Executive has to protect Confidential Information (including obligations arising under applicable law), and such obligations will continue for so long as the information in question continues to constitute Confidential Information under applicable law.

(b)      All Confidential Information disclosed to or obtained by Executive in whatever form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of the Company, and shall not be destroyed, deleted or altered without the Company’s prior written consent. All Confidential Information possessed by Executive as of the Termination Date shall be returned to the Company at such time. Upon the return of the Confidential Information, Executive shall not thereafter retain in any form, in whole or in part, any Confidential Information.

(c)       In the event Executive is requested or required pursuant to any legal, governmental, or investigatory proceeding or process or otherwise to disclose any Confidential Information, except as otherwise set forth in Section 6.A, Executive shall promptly notify the Company in writing prior to disclosing any Confidential Information so that the Company may seek a protective order or other appropriate remedy or, if it chooses, waive compliance with the applicable provision of this Agreement. Executive agrees to take reasonable steps to cooperate with the Company at the Company’s expense to preserve the confidentiality of such Confidential Information consistent with applicable law or court order, and shall use Executive’s reasonable efforts to limit any such disclosure to the minimum disclosure necessary to comply with such law or court order.

(d)       As set forth in this Agreement, “Confidential Information” means all information of the Company in any form that relates to the past, present and future business affairs of the Company or a person or entity not a party to this Agreement whose information the Company has in its possession under obligations of confidentiality, which has value to the Company or, if owned by someone else, has value to that third party, and is not generally known to the Company’s competitors, and which is disclosed by the Company to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Company. Confidential Information includes, but is not limited to, (i) methods of operation, (ii) price lists, (iii) financial information and projections, (iv) personnel data, (v) past, present or future business plans, (vi) the composition, description, schematic or design of products or equipment of the Company or any third party, (vii) Work Product (as defined herein), (viii) advertising or marketing plans, (ix) information regarding independent contractors or employees, (x) information regarding customers, clients, suppliers, licensees or licensors, or prospective customers, clients, suppliers, licensees, licensors and other material business relations of the Company (collectively, “Business Relations”), or (xi) information regarding any third party. Confidential Information also includes trade secrets (as defined under applicable law) as well as information that does not rise to the level of a trade secret, information that has been entrusted to the Company by a third party under an obligation of confidentiality, and other such confidential or proprietary information, whether such information is developed in whole or in part by Executive, by others in the Company or obtained by the Company from Executive or third parties, and irrespective of whether such information has been identified by the Company as secret or confidential. Confidential Information does not include any data or information of the Company that (x) is voluntarily disclosed to the public by the Company, except where such public disclosure has been made by Executive without authorization from the Company, (y) was or becomes available to Executive from a source other than the Company, or (z) has been independently developed and disclosed by Executive or by others or that otherwise enters the public domain through lawful means.

(3)      Non-Competition. Executive agrees and covenants that for the period commencing on the Effective Date, continuing during Executive’s employment with the Company and for a period of two (2) years after the Termination Date (such period, the “Restricted Period”), Executive shall not, directly or indirectly, whether through Executive or through another person or entity, perform the Prohibited Activities in the Territory for or on behalf of Executive or any other business entity that competes with the Business of the Company. Notwithstanding the foregoing, the foregoing restriction on engaging in Prohibited Activities shall in no way prohibit Executive from passive investments in public companies so long as Executive’s beneficial ownership is less than five percent (5%) of the outstanding equity securities of such company, or other passive, non-control personal investments by Executive in investment funds in which Executive is a minority limited partner and is not otherwise affiliated with the general partner or any affiliate thereof and has no role in operations whatsoever.

(a)      For purposes of this Agreement, “Prohibited Activities” means owning, managing, operating, controlling, being employed by, serving as an officer or director of, consulting or assisting with, or participating in the ownership, management, operation or control of, any business that engages in activities that are the same as or similar to any aspect of the Business of the Company as conducted by Executive for or on behalf of the Company within the last two (2) years of Executive’s employment (or during the preceding two (2) years if Executive is still employed with the Company). The Prohibited Activities also include any activities that are reasonably likely to require disclosure of Confidential Information.

(b)      For the purposes of this Agreement, the “Business of the Company” means (i) the development and implementation of software products that facilitate identity and/or transaction authentication. (ii) any similar activities conducted, authorized, offered or provided by the Company within the two (2) years preceding the Termination Date (or in the preceding two (2) years if Executive is still employed by the Company), or proposed to be conducted as of the Termination Date, and (iii) any other business being conducted, authorized, offered or provided by the Company during the Term (or at the time Executive is engaging in the Prohibited Activities if Executive is still employed by the Company) or proposed to be conducted as of the Termination Date.

(c)      For purposes of this Agreement, “Territory” means the geographic area where, during the two (2) years preceding the Termination Date (or in the preceding two (2) years if Executive is still employed with the Company), Executive worked, represented the Company, had responsibilities on behalf of the Company or had Material Contact with the Company’s Business Relations. The Parties acknowledge that the Territory may expand to include additional geographic areas not listed in the immediately preceding sentence to the extent that Executive’s work location and/or duties and responsibilities change over time. Such additional geographic areas will be automatically deemed to be part of the Territory.

(4)       Non-Solicitation of Business Relations.

(a)      During the Restricted Period, Executive shall not, directly or by assisting others, (i) solicit or attempt to solicit any business from any of the Company’s Business Relations with whom Executive had Material Contact during the two (2) years preceding the Termination Date (or within the preceding two (2) years if Executive is still employed with the Company), for purposes of selling or providing any products or services competitive with those sold or provided by the Company, or (ii) otherwise interfere with the business relationship between the Company and the Company’s Business Relations.

(b)      For purposes of this Agreement, products and services shall be considered competitive with those sold or provided by the Company if such products or services are of the type conducted, authorized, offered or provided by the Company within the two (2) years preceding the Termination Date (or within the preceding two (2) years if Executive is still employed with the Company).

(c)      For purposes of this Agreement, with respect to a Business Relation, the term “Material Contact” means interaction during the two (2) years preceding the Termination Date (or within the preceding two (2) years if Executive is still employed with the Company) between Executive and such Business Relation (i) with whom or which Executive dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by Executive, (iii) about whom Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company, or (iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in possible compensation, commissions or earnings for Executive within the two (2) years preceding the Termination Date (or within the preceding two (2) years if Executive is still employed with the Company).

(5)      Non-Recruit/No-Hire of Service Providers. During the Restricted Period, with respect to the Company’s employees, independent contractors, and consultants (each, a “Service Provider”), Executive shall not, directly or by assisting others, (a) solicit for hire or hire any person who was a Service Provider of the Company on, or within the three (3) months before, the date of such solicitation or hiring, or (b) otherwise interfere with the relationship between any Service Provider and the Company.

B.             Non-Disparagement. Except as otherwise set forth in Section 6.A, during the Term and following the Termination Date, Executive shall not make any disparaging or defamatory statements, whether written or oral, concerning the Company, or any of its current or former officers, directors, shareholders, or employees, with the intention that such statements be disparaging or defamatory. Nothing in this Section is intended to or should be interpreted as preventing the provision of truthful information made in the course of sworn testimony in any administrative, judicial or arbitral proceedings or investigations.

C.              Return of Company Property/Materials. Upon the occurrence of the Termination Date or upon the Company’s request at any time, Executive shall immediately return to the Company all of the Company’s property, including, but not limited to, mobile phone, keys, passcards, credit cards, confidential or proprietary lists (including, but not limited to, lists of Business Relations), thumb drives, discs, laptop computer, software, computer files, marketing and sales materials, and any other property, record, document, or piece of equipment belonging to the Company. Executive shall not (i)  retain any copies of the Company’s property, including any copies existing in electronic form, which are in Executive’s possession, custody, or control, or (ii) destroy, delete, or alter any Company property, including, but not limited to, any files stored electronically, without the Company’s prior written consent. Notwithstanding the foregoing, Executive shall be permitted to retain copies of Executive’s compensation and benefits arrangements, including this Agreement.

D.          Proprietary Rights.

(1)	Work Product.

(a)       Ownership of Work Product. Executive acknowledges and agrees that all writings, works of authorship, technology, designs, specifications, schematics, tests, test results, manufacturing techniques, manufacturing documentation, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by the Company and relating in any way to the business or demonstrably contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including, without limitation, all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b)       Work Made for Hire; Assignment. Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the maximum extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, to the maximum extent permitted by law, Executive hereby irrevocably assigns, and upon future creation thereof hereby automatically assigns, to the Company, for no additional consideration and without requiring execution of any other documents, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including, without limitation, the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement is to be construed as reducing or limiting the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(c)      Further Assurances; Power of Attorney. During the Term and following the Termination Date, Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company all Work Product as well as all Intellectual Property Rights in the Work Product in any jurisdiction in the world, and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as may be requested by the Company, all expenses thereof to be paid by the Company. In the event the Company, after good faith, reasonable effort, is unable to obtain Executive’s full cooperation and secure Executive’s signature on any document needed in connection with the actions specified in this Section, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney in fact, which appointment is coupled with an interest, to act for Executive and on Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Executive; provided, however, that such irrevocable designation and appointment by Executive shall occur only after the first occurrence in which the Company provides Executive a reasonable period of time to respond to its request for Executive’s full cooperation and securing of Executive’s signature on any document and Executive (A) cannot be found; (B) is deceased; (C) fails to object; or (D) refuses, without a reasonable, good faith basis, to cooperate fully and sign the document.

(d)      No License. Executive understands and agrees that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by the Company.

(e)       Disclosures.

(i)      Executive agrees to disclose to the Company and provide the Company with a complete written description of any Work Product in which Executive is involved (solely or jointly with others) and the circumstances surrounding the creation of such Work Product, upon creation of any subject matter that may constitute Work Product, and upon request by the Company. Executive’s failure to provide such a description to the Company, or the Company’s failure to request such a description from Executive, will not alter the rights of the Company to any Work Product under this Section 5.D or otherwise; and

(ii)      Executive agrees that Executive has identified on Exhibit A (“Prior Inventions”) attached hereto all inventions made by Executive prior to Executive’s employment with the Company and Executive represents that such list is complete. If Executive attaches no such list on Exhibit A, Executive represents that Executive has made no such inventions at the time of signing this Agreement.

(2)      License. During the Term and following the Termination Date, Executive grants to the Company an irrevocable, nonexclusive, worldwide, royalty-free license to: (a) make, use, sell, copy, perform, display, distribute, or otherwise utilize copies of the Licensed Materials, (b) prepare, use and distribute derivative works based upon the Licensed Materials, and (c) authorize others to do the same. Executive shall notify the Company in writing of any Licensed Materials Executive delivers to the Company. For purposes of this Agreement, “Licensed Materials” means any materials that Executive utilizes for the benefit of the Company, or delivers to the Company or the Company’s customers, which (i) do not constitute Work Product, (ii) are created by Executive or of which Executive is otherwise in lawful possession, and (iii) Executive may lawfully utilize for the benefit of, or distribute to, the Company or the Company’s customers, regardless of whether they are resellers, distributors or end users.

(3)      Release. During the Term and following the Termination Date, Executive consents to the Company’s use of Executive’s image, likeness, voice, or other characteristics in the Company’s products, services, or marketing or informational materials. Executive releases the Company from any cause of action which Executive has or may have arising out of the use, distribution, adaptation, reproduction, broadcast, or exhibition of such characteristics. Executive represents that Executive has obtained, for the benefit of the Company, the same release in writing from all third parties whose characteristics are included in the services, materials, computer programs and other deliverables that Executive provides to the Company.

E.             Post-Employment Disclosure. Executive shall notify the persons and/or entities for whom, during the Restricted Period, Executive works or consults (or for whom, during the Restricted Period, it is anticipated or possible Executive will work or consult), whether as an owner, partner, joint venturer, employee, consultant or independent contractor, of the covenants and terms contained in Section 5 of this Agreement. In addition, Executive authorizes the Company to provide a copy of such provisions to third parties, including Executive’s subsequent, anticipated or possible future employers or persons and/or entities with whom Executive works or consults as an owner, partner, joint venturer, employee, consultant or independent contractor.

F.               Post-Employment Activities. Beginning on the day following the Termination Date, Executive (i) shall remove any reference to the Company as Executive’s current employer from any social media or other web- or cloud-based source Executive either directly or indirectly controls, including, but not limited to, LinkedIn, Facebook and Google+, and (ii)  will not represent that Executive is currently employed by the Company to any person or entity, including, but not limited to, on any social media or other web- or cloud-based source Executive either directly or indirectly controls.

G.             Confidentiality. Except as otherwise set forth in Section 5.E, Section 6.A and/or in response to a lawfully issued subpoena or court order or in a legal proceeding to the extent necessary to enforce the terms of this Agreement, Executive shall keep the terms of this Agreement (except for the terms set forth in Section 3) completely confidential and will not hereafter disclose any such terms to any person or entity other than Executive’s legal professionals or tax or financial advisors, other professional advisors and Executive’s spouse or domestic partner. Such individuals will be considered Executive’s agents and will also be bound by this Agreement to the maximum extent permitted by law.

H.             Cooperation. During the Term and following the Termination Date, Executive, upon reasonable notice, shall reasonably and appropriately (1) advise and assist the Company and/or its counsel in preparing reports, filings and documents as the Company may reasonably request concerning events which occurred during Executive’s employment with the Company (whether before or after the Effective Date) and about which Executive has any knowledge or information and otherwise cooperate with the Company with any request for information, (2) respond to all reasonable inquiries from the Company and/or its counsel relating to any current or future investigation, regulatory action or litigation (including but not limited to any internal or external investigations) concerning events which occurred during Executive’s employment with the Company (whether before or after the Effective Date) and about which Executive has any knowledge or information, and (3) assist the Company and/or its counsel in prosecuting or defending against any litigation, complaints or claims against or involving the Company, or any matters related to or arising out of clauses (1) and (2) of this Section and be reasonably available to confer with the Company and/or its counsel and otherwise provide such reasonable assistance as the Company and/or its counsel may deem necessary in connection with any such investigation, regulatory action or litigation, in all such cases at mutually convenient times. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section. In addition, for all time that Executive expends performing obligations pursuant to this Section after the Term, the Company shall compensate Executive at a per day fee based on Executive’s Base Salary as of the Termination Date divided by 225; provided, however, that Executive’s right to such compensation in this sentence shall not apply to time spent in activities that could have been compelled pursuant to a subpoena, including testimony at depositions, hearings or trials. The Company shall provide Executive with reasonable advance notice of any legal process that may require Executive’s services under this Section.

I.       Remedies.

(1)         Enforcement Generally. Executive acknowledges and agrees that, regardless of the reason for the termination of this Agreement, if Executive breaches or threatens to breach any of the covenants set forth in Section 5 of this Agreement: (a) the Company would suffer irreparable harm; (b) it would be difficult to determine damages; and (c) money damages alone would be an inadequate remedy for the injuries suffered by the Company. Accordingly, regardless of the reason for the termination of this Agreement, Executive acknowledges and agrees that in addition to any other remedies that may be available at law, in equity, or under this Agreement, the Company shall be entitled, to the maximum extent permitted by law, to (v) obtain specific performance and injunctive relief, without posting bond or other security, to enforce this Agreement; (w) obtain an equitable accounting by any court of competent jurisdiction of all profits or benefits arising out of such breach; and (x) immediately cease or withhold payment to Executive of any separation pay for which Executive otherwise may qualify, and seek prompt repayment from Executive of 90% of any such separation pay previously received by Executive (with the remaining 10% serving as consideration for Executive’s release of claims contained in the Release described in Section 4.B). Executive further acknowledges and agrees that (y) Executive shall waive and shall not assert any defense that the Company has an adequate remedy at law with respect to the breach or threatened breach or require that the Company submit proof of the economic value of any Confidential Information and (z) nothing contained in this Agreement shall limit the Company’s right to any other remedies that may be available at law, in equity, or under this Agreement.

(2)         Independent Enforcement . Each of the covenants set forth in Section 5 of this Agreement shall be construed as an agreement independent of (a) any other agreements, or (b) any other provision in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, regardless of who was at fault and regardless of any claims that either Executive or the Company may have against the other, shall not constitute a defense to the enforcement by the Company of any of the covenants set forth in Section 5 of this Agreement. The Company shall not be barred from enforcing any of the covenants set forth in Section 5 of this Agreement by reason of any breach of (c) any other part of this Agreement, or (d) any other agreement with Executive.

J.              Other Entities. For purposes of Sections 5.A through 5.I, the “Company” shall be deemed to include the Company’s Affiliates.

6.	General.

A.           Protected Rights; Defend Trade Secrets Act.

(1)         Nothing in this Agreement shall limit Executive’s ability to (a) file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state, or local governmental agency or commission (collectively, “Government Agencies”), (b) communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to the Company.

(2)         Executive is hereby notified that under the Defend Trade Secrets Act of 2016: (a) no individual shall be held criminally or civilly liable under federal or state law for the disclosure of a trade secret that is: (i) made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or (ii) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and (b) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

B.              Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding anything herein to the contrary, all taxable reimbursements and in-kind benefits provided by Company under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred by Executive during the period of time specified in the Agreement; (ii) any in-kind benefits must be provided by Company during the period of time specified in the Agreement; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

C.             Modification. This Agreement may not be amended or modified in whole or in part except in writing signed by Executive and a duly authorized representative of the Company. Notwithstanding the foregoing, if it is determined by a court of competent jurisdiction that any restrictive covenant set forth in this Agreement is excessive in duration or scope or is unreasonable or unenforceable, it is the intention of the Parties that such restriction may be modified by the court (including by application of any “blue pencil” doctrine under applicable law) to the minimum extent necessary to render such restriction enforceable valid and enforceable.

D.             Severability. The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

E.              Survival. Any obligations under this Agreement which by their terms extend beyond or survive the termination of the Term (whether or not specifically provided) shall not be affected or diminished in any way by the termination of the Term and shall survive the expiration or termination of this Agreement for any reason and shall thereafter be enforceable whether or not such termination is claimed or found to be wrongful or to constitute or result in a breach of any contract or of any other duty owed or claimed to be owed to Executive by the Company.

F.               Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. The Company’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

G.              Attorneys’ Fees. To the maximum extent permitted by law, in the event of litigation relating to this Agreement, the prevailing Party, shall be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

H.              Indemnification; Directors’ and Officers’ Coverage. In the event Executive is made, or threatened to be made, a party to any legal action or proceeding, by reason of the fact that Executive is or was an employee or officer of the Company or serves or served any other entity in any capacity at the Company’s request, Executive shall be indemnified by the Company and the Company shall advance Executive’s related expenses when and as incurred, including, but not limited to, attorneys’ fees, as set forth in the current by-laws of the Company. During Executive’s employment with the Company and thereafter, so long as Executive may have liability arising out of his service as an officer or director of the Company (or, if applicable, any of the Company’s Affiliates), the Company agrees to continue and maintain (or to direct its applicable Affiliate to continue to maintain) a directors’ and officers’ liability insurance policy covering Executive with coverage no less than that available to active directors and officers of the Company or, if applicable, its Affiliate.

I.                Entire Agreement. This Agreement, including Exhibit A, which is incorporated by reference, constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement.

J.              Third Party Beneficiaries. The Parties agree that the Company’s Affiliates are intended third party beneficiaries of this Agreement, with full rights to enforce this Agreement. Except as stated in the preceding sentence, this Agreement does not confer any rights or remedies upon any person or entity other than the Parties to this Agreement and their respective successors and permitted assigns.

K.             Assignment; Binding Effect. This Agreement shall be assignable by the Company and shall inure to the benefit of the Company’s successors and permitted assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets. Executive may not assign this Agreement or any of Executive’s rights and duties hereunder, and any such purported assignment shall be null and void from the initial date of the purported assignment. This Agreement shall be binding upon Executive’s heirs, executors and administrators.

L.              No Strict Construction. If there is a dispute about the language of this Agreement, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

M.            Notice. Whenever notice is required under this Agreement, it shall be given in writing addressed as follows:

To Company:	T Stamp Inc.
Attn: Andrew Gowasack
3017 Bolling Way North East
Buckhead, 1st and 2nd Floor
Atlanta, GA 30305, United States

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP
Attn: Daniel Sineway, Esq.
1600 Atlanta Financial Center
3343 Peachtree Rd., NE
Atlanta, GA 30326

To Executive:	Gareth N. Genner
Last address on file with the Company

Notice shall be deemed given and effective on the earlier of: (i) the date on which it is actually received; (ii) the next business day after it is deposited with UPS, FedEx, or a similar overnight courier service for next business day delivery; or (iii) three (3) days after its deposit in the U.S. Mail addressed as above and sent first class mail, certified, return receipt requested. Either Party may change the address to which notices shall be delivered or mailed by notifying the other Party of such change in accordance with this Section.

N.             Governing Law; Consent to Jurisdiction and Venue. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with the laws of the State of Georgia, irrespective of its choice-of-law rules. Any and all claims arising out of or relating to this Agreement, Executive’s employment with the Company, or Executive’s cessation of employment with the Company shall be brought exclusively in the state or federal courts with jurisdiction over Fulton, Georgia. The Parties consent to the personal jurisdiction of such courts, and hereby waive (1) any objection to jurisdiction or venue, or (2) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

O.             Execution. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one document. A facsimile or scanned signature shall be deemed to be an original.

P.              Affirmation. Executive acknowledges that Executive has carefully read this Agreement, Executive knows and understands its terms and conditions, Executive has had the opportunity to consult with counsel of Executive’s choice regarding this Agreement, Executive has had the opportunity to ask the Company any questions Executive may have had prior to signing this Agreement, and Executive signs this Agreement voluntarily.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have executed this Agreement to be effective as of the Effective Date.

T STAMP INC.	GARETH GENNER

/s/ Andrew Gowasack	/s/ Gareth Genner
By: Andrew Gowasack
Its: President

EXHIBIT A

PRIOR INVENTIONS

Please check one of the following boxes:

☐	I have no Prior Invention
☒	I have listed all Prior Inventions below

Executive’s Name:	Gareth Genner

Executive’s Signature:	/s/ Gareth Genner

Date:	12/2/2020

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